EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

World Energy Solutions, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-151641 and 333-140014) and Form S-3 (File Nos. 333-165822, 333-164473 and 333-147301) of World Energy Solutions, Inc., of our report dated December 23, 2011 with respect to the financial statements of Northeast Energy Solutions, LLC as of December 31, 2010 and for the period March 31, 2010 (inception) through December 31, 2010, which report appears in this Form 8-K/A of World Energy Solutions, Inc.

/s/ Marcum LLP

Boston, Massachusetts
December 23, 2011